EXHIBIT 99.1
Post Holdings, Inc. Reports
Results for the First Quarter of Fiscal 2012
St. Louis, Missouri – March 8, 2012 – Post Holdings, Inc. (NYSE:POST), a leading manufacturer, marketer and distributor of branded ready to eat cereals, today reported results for the quarter ended December 31, 2011. Post completed its tax-free separation from Ralcorp Holdings, Inc. and became an independent public company on February 3, 2012.
First Quarter 2012 Highlights:

•
Industry-wide ready to eat cereal category revenues increased approximately 1% for the thirteen weeks ended December 31, 2011 compared to the comparable year ago period. Category volumes declined almost 6% but were mostly offset by increased average selling prices. Post management believes the category volume decline was primarily the result of increased competition from substitutes such as quick service restaurants and other breakfast items. The category volume and sales data is based on information from Nielsen that does not include data from certain retailers, including Wal-Mart Stores, Inc. Nielsen data is published monthly. The current year data referenced in this press release is as of December 31, 2011.

•
Post net sales decreased 2.0% for the quarter ended December 31, 2011 as compared to the prior year, primarily driven by a 3.1% decline in overall volumes. Volumes were down across most of the Post brand portfolio with the exception of Great Grains, which experienced a 12.7% volume increase over the prior year driven by a national advertising campaign to support the brand re-launch.

•
Gross profit margins decreased by 360 basis points for the first quarter 2012 versus prior year as a result of higher raw materials cost and unfavorable fixed cost absorption from lower production volumes.

•
U.S. market share, based on revenue as reported by Nielsen, was 11.1% for the thirteen week period ended December 31, 2011 compared to 11.5% a year ago and 10.3% for the thirteen week period ended October 1, 2011.

•
Excluding the effect of $2.7 million of costs related to the transition and separation from Ralcorp that were incurred in the first quarter of fiscal 2012, selling, general and administrative expenses as a percentage of net sales increased from 24.5% in the first quarter of fiscal 2011 to 27.7% for first quarter fiscal 2012, driven by higher advertising costs. The increase in advertising was in support of the national campaign related to the Great Grains brand re-launch and modest increases in advertising related to Pebbles and Honey Bunches of Oats.

•
Basic and diluted earnings per share were $0.37 for the first quarter of fiscal 2012. Basic and diluted earnings per share were both calculated based on 34.4 million shares outstanding as of February 6, 2012, when Post began regular trading on the New York Stock Exchange.

•	The effective tax rate was approximately 32% for the first quarter of both fiscal year 2012 and 2011.

•	Adjusted EBITDA for the quarter ended December 31, 2011 was $45.6 million versus $60.1 million for the same time period a year ago.
Use of Non-GAAP Measures
Management has determined that the Adjusted EBITDA metric presented herein is a key metric that will help investors understand the ultimate income and near-term cash flows generated by our business. Adjusted EBITDA is a non-GAAP measure which represents net earnings excluding income taxes, net interest expense, net other nonoperating income/expense, depreciation and amortization, noncash stock based compensation, nonrecurring cash compensation for retention/severance, accounts receivable servicing fees, costs to effect Post’s separation from Ralcorp, mark to market adjustments on economic hedges and intangible asset impairments, if any, and including an estimate of costs Post would have incurred had it been a stand-alone public company during the periods presented. The Company believes that Adjusted EBITDA is useful to an investor in evaluating the Company’s operating performance and liquidity because (i) it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a meaningful measure of corporate performance exclusive of the Company’s capital structure and the method by which the assets were acquired, and (iii) it is a widely accepted financial indicator of a company’s ability to service its debt, as the Company is required to comply with certain covenants and limitations that are based on variations of EBITDA in the Company’s financing documents. The calculation of Adjusted EBITDA is not specified by United States generally accepted accounting principles. Our calculation of Adjusted EBITDA may not be comparable to similarly-titled measures of other companies. See the reconciliation table provided at the end of this press release.

Conference Call
The Company will host a conference call on Friday, March 9, 2012 at 8:00 a.m. eastern time. During the call, Terence E. Block, President and Chief Operating Officer, and Robert V. Vitale, Chief Financial Officer, will discuss the results for the first quarter of 2012.
The call will be broadcast live over the Internet and can be accessed by visiting the investor relations section of the Company’s website at www.postfoods.com. Participants may join the conference call by dialing (877) 540-0891 in the United States and (678) 408-4007 from outside the United States. The conference identification number for all participants is 59263037.

For those unable to participate during the live call and webcast, a replay will be available on the Company’s website until March 23, 2012.

Forward-Looking Statements
Certain matters discussed in this press release and on the conference call are forward-looking statements, including statements regarding expectations of our competition, future market share, and sale force staffing. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include the impact of our separation from Ralcorp and risks relating to our ability to operate effectively as a stand-alone, publicly traded company; our high leverage and substantial debt, including covenants that will restrict the operation of our business; our ability to achieve benefits from our separation; our obligations to indemnity Ralcorp if the separation is taxable under certain circumstances; restrictions on our taking certain actions due to tax rules and covenants with Ralcorp; changes in our cost structure, management, financing and business operations following the separation; significant increases in the costs of certain commodities, packaging or energy used to manufacture our products; our ability to continue to compete in our product market against manufacturers of both branded and private label cereal products and our ability to retain our market position; our ability to maintain competitive pricing, successfully introduce new products or successfully manage our costs; our ability to successfully implement business strategies to reduce costs; impairment in the carrying value of goodwill or other intangibles; the loss or bankruptcy of a significant customer; allegations that our products cause injury or illness, product recalls and product liability claims and other litigation; our ability to anticipate changes in consumer preferences and trends; changes in consumer demand for ready-to-eat cereals; our ability to service our outstanding debt or obtain additional financing; disruptions in the U.S. and global capital and credit markets; legal and regulatory factors including changes in food safety, advertising and labeling laws and regulations; disruptions or inefficiencies in supply chain; fluctuations in foreign currency exchange rates; consolidations among the retail grocery and foodservice industries; change in estimates in critical accounting judgments and changes to or new laws and regulations affecting our business; losses or increased funding and expenses related to our qualified pension plan; loss of key employees; labor strikes or work stoppages by our employees; changes in weather conditions, natural disasters and other events beyond our control; business disruptions caused by information technology failures; and other risks described in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements represent the Company’s judgment as of the date of this press release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

About Post Holdings, Inc.
Post has enriched the lives of consumers, bringing quality foods to the breakfast table since the company’s founding in 1897. Post’s products are generally sold to supermarket chains, wholesalers, supercenters, club stores, mass merchandisers, distributors, convenience stores and the foodservice channel in North America. Those products are manufactured at four facilities located in Battle Creek, Michigan; Jonesboro, Arkansas; Modesto, California; and Niagara Falls, Ontario. Post’s portfolio of brands includes diverse offerings to meet the taste and nutritional needs of all families, including such favorites as Honey Bunches of Oats®, Pebbles®, Great Grains®, Post Shredded Wheat®, Post® Raisin Bran, Grape-Nuts®, and Honeycomb®.  Post is dedicated to health and wellness, offering consumers a variety of cereal choices to meet their nutritional needs from whole grain and fiber to lower sugar offerings. For more information, visit www.postfoods.com.

Contact:
Pia Koster, Director, Investor Relations
(314)644-7678 (POST)

For additional information regarding the Company’s results and financial position, refer to the statements and schedules below, as well as the financial statements and management’s discussion and analysis included in its Quarterly Report on Form 10-Q for the period ended December 31, 2011, filed March 8, 2012.

CONDENSED COMBINED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share data)

	Three Months Ended December 31,
	2011	2010

Net Sales	$219.3	$223.7
Cost of goods sold	121.3	115.7
Gross Profit	98.0	108.0
Selling, general and administrative expenses	63.5	54.9
Amortization of intangible assets	3.2	3.1
Other operating expenses, net	—	1.0
Operating Profit	31.3	49.0
Intercompany interest expense, net	13.0	12.9
Other (income) expense, net	(0.6)	1.7
Earnings before Income Taxes	18.9	34.4
Income tax expense	6.1	11.0
Net Earnings	$12.8	$23.4

Earnings per share:
Basic and Diluted	$0.37	$0.68

Weighted-Average Common Shares Outstanding:
Basic and Diluted	34.4	34.4

CONDENSED COMBINED BALANCE SHEETS (Unaudited)
(in millions)

	December 31, 2011	September 30, 2011
Assets
Current Assets
Cash and cash equivalents	$12.9	$1.7
Receivable from Ralcorp	—	41.3
Receivables, net	52.9	10.1
Inventories	79.3	66.6
Deferred income taxes	3.8	3.8
Prepaid expenses and other current assets	2.1	4.0
Intercompany notes receivable	—	7.8
Total Current Assets	151.0	135.3
Property, net	411.0	412.1
Goodwill	1,429.4	1,429.2
Other intangible assets, net	745.5	748.6
Investment in partnership	60.4	60.2
Other assets	1.4	0.8
Total Assets	$2,798.7	$2,786.2

Liabilities and Ralcorp Equity
Current Liabilities
Short-term intercompany debt	$68.0	$68.0
Accounts payable	30.7	28.8
Other current liabilities	50.0	37.5
Total Current Liabilities	148.7	134.3
Long-term intercompany debt	716.5	716.5
Deferred income taxes	328.9	332.8
Other liabilities	107.2	104.9
Total Liabilities	1,301.3	1,288.5

Ralcorp Equity
Net investment of Ralcorp	1,501.1	1,501.3
Accumulated other comprehensive loss	(3.7)	(3.6)
Total Ralcorp Equity	1,497.4	1,497.7
Total Liabilities and Ralcorp Equity	$2,798.7	$2,786.2

CONDENSED COMBINED STATEMENT OF CASH FLOWS (Unaudited)
(in millions)

	Three months ended December 31,
	2,011	2,010
Cash Flows from Operating Activities:
Net cash provided by operating activities	$26.2	$36.5

Cash Flows from Investing Activities:
Payments for capital expenditures	(9.1)	(3.3)
Net cash used in investing activities	(9.1)	(3.3)

Cash Flows from Financing Activities:
Change in net investment of Ralcorp	(13.8)	(34.2)
Changes in intercompany debt	7.8	—
Net cash used in financing activities	(6.0)	(34.2)
Effect of exchange rate changes on cash and cash equivalents	0.1	0.2
Net increase (decrease) in cash and cash equivalents	11.2	(0.8)
Cash and cash equivalents, beginning of period	1.7	4.8
Cash and cash equivalents, end of period	$12.9	$4.0

RECONCILIATION TO ADJUSTED EBITDA (Unaudited)
(in millions)

	Three months ended December 31,
	2011	2010

Net Earnings	$12.8	$23.4
Income tax expense	6.1	11.0
Interest expense, net	13.0	12.9
Other nonoperating income (expense), net	(0.6)	1.7
Depreciation and amortization	14.9	14.6
Stock-based compensation	0.4	0.3
Nonrecurring cash compensation/retention	0.3	—
Accounts receivable servicing fees	(0.8)	(0.9)
Costs to effect the separation of Post from Ralcorp	2.7	—
Mark to market adjustments on economic hedges	0.6	0.9
Public company costs (1)	(3.8)	(3.8)
Adjusted EBITDA	$45.6	$60.1

(1)
Represents Post management’s estimate of the incremental quarterly costs Post will incur as a separate, stand-alone public company. These costs were not actually incurred in the historical periods presented above. The estimated costs have been deducted in the calculation of Adjusted EBITDA to provide a frame of reference for future periods.